Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2005 AND FY2005 RESULTS

2005 Product Revenue Increases 52%

Non-GAAP EPS of $0.64 : GAAP EPS of ($1.55)

2006 Product Revenue Guidance of $205 Million

2006 EPS Guidance of at least $0.85

RALEIGH, NC, February 24, 2006 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2005.

Highlights for 2005 include:

•	Product revenue increases 52% to $154.7 million

•	Non-GAAP EPS of $0.64 : GAAP EPS of ($1.55)

•	COLAZAL® sales total $110 million

•	XIFAXAN® sales total $30 million

•	VISICOL® and INKP-102 acquired via merger with InKine Pharmaceutical Company, Inc.

•	NRL944; a patent-protected, liquid PEG bowel cleanser; acquired from Norgine

•	Late-stage clinical trials initiated for XIFAXAN in the treatment of irritable bowel syndrome, hepatic encephalopathy, C. difficile-associated diarrhea and prevention of travelers’ diarrhea

•	Sales representatives expanded from 68 to 96

Total product revenue was $50.7 million for the fourth quarter of 2005 compared to $28.9 million for the fourth quarter of 2004. This represents a year-over-year increase of 76%. Total product revenue for 2005 was $154.7 million, a year-over-year increase of 52%. These strong year-over-year increases in revenue were driven, in part, by the addition of VISICOL to product sales and the introduction of two new sizes – COLAZAL 500-count bottle and XIFAXAN 100-count bottle. During the fourth quarter of 2005, COLAZAL 500-count generated $7.4 million in revenue and XIFAXAN 100-count generated $5.7 million in revenue.

Taking these fourth quarter 2005 contributions into consideration, total product revenue, as well as COLAZAL and XIFAXAN revenue, for the first quarter of 2006 are expected to be sequentially lower than revenue reported for the fourth quarter of 2005. We expect total product revenue to be approximately $43 million in the first quarter of 2006. For the full year 2006, we expect total Company product revenue will be at least $205 million.

Sales of COLAZAL generated product revenue of $30.8 million for the fourth quarter of 2005, an increase of 17% compared to product revenue of $26.4 million for the fourth quarter of 2004. COLAZAL revenue for 2005 was $110.3 million, an increase of 29% compared to $85.4 million for 2004. XIFAXAN revenue for the fourth quarter of 2005 was $11.6 million. XIFAXAN revenue for 2005 was $30.1 million compared to $9.8 million for 2004. Total cost of products sold was $12.6 million for the fourth quarter and $34.2 million for the year. Gross margin on total product revenue was approximately 75.2% for the fourth quarter and 77.9% for the year. The decrease in gross margin compared to prior periods was the result of the write-off of XIFAXAN finished goods inventory from the initial launch in July 2004.

During 2005 the Company experienced several charges related to the merger with InKine Pharmaceutical Company, Inc., licensing fees for NRL944, expense associated with the acceleration of vesting of unvested stock options and the write-off of XIFAXAN finished goods inventory from the initial launch in July 2004. On a non-GAAP basis, excluding the charges mentioned above, net income for the fourth quarter of 2005 was $0.17 per share, fully diluted, and $0.64 per share, fully diluted, for the full year 2005. GAAP net loss for the fourth quarter was $0.06 per share, fully diluted, and $1.55 per share, fully diluted, for 2005. Because the charges mentioned above do not relate to ongoing operations or there were not comparable events in 2004, we analyze our results on a non-GAAP basis excluding the charges, net of tax, and believe this information is useful to investors. A quantitative reconciliation of this GAAP and non-GAAP information is in the financial tables following this release.

Research and development expenses were $17.3 million for the fourth quarter of 2005, compared to $5.7 million for the prior year period. Research and development expenses totaled $34.5 million for 2005 (excluding the $74 million in-process R&D charge in the third quarter of 2005), compared to $20.4 million for 2004. The increase in R&D expenses is primarily due to increased activities in preparation for the initiation of XIFAXAN late-stage clinical trials and charges primarily associated with licensing fees. Selling, general and administrative expenses were $23.0 million for the fourth quarter of 2005 and $70.8 million for the year, compared to $12.6 million and $54.1 million for the corresponding periods in 2004. The increase in SG&A expenses is primarily due to the expansion of the sales force and charges associated with the acceleration of vesting of unvested stock options and InKine merger-related expenses.

Cash, cash equivalents and investments were $68.2 million on December 31, 2005, up from $52.1 million on December, 31, 2004.

“We made major investment during 2005 in order to expand our product pipeline and to strengthen our sales infrastructure,” commented Adam Derbyshire, Senior Vice President, Finance and Administration and Chief Financial Officer. “We acquired three products with long-term patent protection - VISICOL, INKP-102 and NRL944 - and expanded our sales force by more than 40% during the year. We expect that in 2006 we will direct substantial funding toward product development. Current major development projects include late-stage clinical trials to investigate XIFAXAN in four indications, a balsalazide tablet for the treatment of mildly to moderately active ulcerative colitis and granulated mesalamine for the maintenance of remission of ulcerative colitis. We anticipate that with this robust development program underway, research and development expenses for 2006 will be approximately 20% of total product revenue. We anticipate selling, general and administrative expenses for 2006 to be approximately 38% of total product revenue. Additionally for 2006, we anticipate a charge of

$4.0 to $4.5 million related to the amortization of intangible assets associated with the InKine merger in 2005 and the acquisition of AZASAN®, ANUSOL-HC® and PROCTOCORT® in prior years. For 2006, we expect total Company product revenue will be at least $205 million. We believe we will be able to deliver earnings per share of at least $0.85, on a fully diluted basis, assuming a 5% tax rate, for the year ending December 31, 2006. During 2006 we intend to continue increasing profits by focusing our efforts and leveraging our resources to grow our established therapeutic franchises. We believe that our focused and leveraged efforts should generate operating margins in excess of 30% in 2007 and increasing thereafter.”

Commenting on 2005, Carolyn Logan, President and Chief Executive Officer, stated, “We are pleased with the progress the Company made during the year to build and expand upon our three therapeutic franchises in gastroenterology: inflammatory bowel disease; bacteria-related disease and bowel-cleansing. COLAZAL continues to provide a solid base for our inflammatory bowel disease franchise and for our entire business. As expected, COLAZAL sales exceeded $100 million for 2005, achieving sales of $110.3 million. COLAZAL achieved two sales performance milestones during the year by surpassing the 1 million mark for cumulative prescriptions and by exceeding the 100,000 mark for prescriptions written within a quarter. During 2005 our inflammatory bowel disease business also benefited from the contributions of AZASAN®, ANUSOL-HC® and PROCTOCORT®. Work progressed in our efforts to expand our product offerings for the treatment of ulcerative colitis. In December 2005 we initiated a multi-center, placebo-controlled, double-blind, randomized trial to investigate the efficacy and safety of an 1100 mg tablet formulation of balsalazide for the twice-a-day treatment of mildly to moderately active ulcerative colitis. Also, during the year we continued to enroll subjects in our two Phase III trials of granulated mesalamine for the once-a-day maintenance of remission of ulcerative colitis. Our COLAZAL pediatric trial is nearing completion, and we anticipate patient enrollment will be completed within the coming weeks.

“Our XIFAXAN business demonstrated healthy growth during the fourth quarter and throughout the course of 2005. Sales of XIFAXAN generated product revenue of $11.6 million for the fourth quarter of 2005. Sales of XIFAXAN generated product revenue of $30.1 million for 2005, compared to sales of $9.8 million for 2004. In terms of our total business, it is important to note that over the course of 2005 the average number of tablets per prescription grew from approximately 44 tablets to approximately 52 tablets. We believe this 18% increase in average size reflects the growing utilization of XIFAXAN in the treatment of longer-duration conditions. A key corporate objective for the Company is to increase our XIFAXAN business by securing label extensions to include conditions requiring longer duration treatment. During 2005 we initiated late-stage clinical trials to evaluate XIFAXAN for the treatment of diarrhea-associated IBS, hepatic encephalopathy and C. difficile-associated diarrhea. The initiation of these trials is a noteworthy milestone for Salix, and I commend the Salix development team for the dedication, determination and many hours of hard work required to achieve this corporate objective. Additionally, during 2005 the first of two Phase III trials to investigate the use of XIFAXAN for the prevention of travelers’ diarrhea was completed. We intend to initiate a second trial during the first quarter of 2006.

“Salix entered the bowel-cleansing market during the second half of 2005. In September we acquired VISICOL – the first and only tablet formulation purgative product – and INKP-102 – a second-generation purgative product candidate. In December we expanded our bowel-cleansing franchise by acquiring NRL944 – a state-of-the-art liquid PEG purgative product candidate. Gastroenterologists and other select physicians in our target audience account for 90% of procedures requiring a bowel-cleansing procedure. Our entry into the bowel-cleansing market creates an opportunity for us to leverage our sales force. Our ability to offer both a tablet and liquid formulation provides physicians with options to make bowel cleansing as easy and convenient as possible for their patients. INKP-102 and NRL944 currently are under review at the U.S. FDA to obtain marketing approval. We anticipate marketing approval for both products during the first half of 2006 and the launch of these products in mid-2006.

“The mid-2005 combination of Salix and InKine created the largest U.S. specialty pharmaceutical company focused exclusively on gastroenterology. We have expanded our specialty sales force by more than 40 percent. We are confident that all of our products, especially COLAZAL, XIFAXAN and VISICOL, will benefit from the increased level of time, effort and energy our 96-member sales force will be devoting to selling the Company’s full line of products to our target audience.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Friday, February 24, 2006. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0782 (U.S. and Canada) or (719) 457-2657 (international.) The access code for the call is 2758214. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 2758214.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

Salix also markets AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine, INKP-102 and NRL944 are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

AZASAN® is a registered trademark of aaiPharma Inc.

XIFAXAN® is licensed from Alfa Wassermann SpA.

VISICOL® is a registered trademark of InKine Pharmaceutical Company, Inc.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2005 (unaudited)	December 31, 2004 (unaudited)	December 31, 2005 (unaudited)	December 31, 2004 (audited)
Revenues:
Net product revenues	$50,723	$28,852	$154,703	$101,697
Revenue from collaborative agreements	200	—	200	3,799

Total revenues	50,923	28,852	154,903	105,496
Operating Costs and Expenses:
Cost of products sold	12,568	6,504	34,222	21,754
License fees and costs related to collaborative and co-promotion agreements	100	—	100	1,837
Amortization of intangible assets	1,136	381	2,279	762
Research and development	17,349	5,671	34,547	20,366
Selling, general and administrative	22,969	12,569	70,823	54,128
In-process research and development	—	—	74,000	—

Total operating costs and expenses	54,122	25,125	215,971	98,847
Income (loss) from operations	(3,199)	3,727	(61,068)	6,649
Interest and other income/(expense), net	602	154	1,222	598
Income tax expense	318	303	739	408

Net income (loss)	$(2,915)	$3,578	$(60,585)	$6,839

Net income (loss) per share, basic	$(0.06)	$0.10	$(1.55)	$0.19

Net income (loss) per share, diluted	$(0.06)	$0.09	$(1.55)	$0.18

Weighted average shares outstanding, basic	46,220	36,404	39,129	36,112

Weighted average shares outstanding, diluted	46,220	38,702	39,129	38,930

Reconciliation of GAAP Amounts to Non-GAAP Amounts:

(In thousands, except per share data)

** We are disclosing net income and net income per share, as adjusted, to eliminate various charges that we incurred in 2005. We use these non-GAAP measures to analyze our business because these charges were not related to ongoing operations or there were not comparable events in 2004, thus eliminating these charges helps us better compare our performance to other periods. For these reasons, we also think this information might be helpful to investors, but you should be aware that non-GAAP measures are not superior to nor a substitute for the comparable GAAP measures. A reconciliation of our non-GAAP measures to the comparable GAAP measures follows.

	Three Months Ended		Twelve Months Ended
	December 31, 2005 (unaudited)	December 31, 2004 (unaudited)	December 31, 2005 (unaudited)	December 31, 2004 (unaudited)
GAAP Net income (loss)	$(2,915)	$3,578	$(60,585)	$6,839
Non-GAAP Adjustment Items:
Licensing payments and costs related to co-promotion agreements	2,130	—	4,331	—
Expense related to the acceleration of unvested stock options	485	—	485	—
Xifaxan inventory write-off	2,733	—	2,733	—
Net effect of InKine acquisition incurred	4,135	—	4,135	—
In-process research and development	—	—	74,000	—
	—	—	—	—
	—	—	—	—

Non-GAAP Net income, as adjusted	$6,568	$3,578	$25,099	$6,839

Non-GAAP Net income per share, basic	$0.18	$0.10	$0.68	$0.19

Non-GAAP Net income per share, diluted	$0.17	$0.09	$0.64	$0.18

* Weighted average shares outstanding, basic	37,127	36,404	36,831	36,112

* Weighted average shares outstanding, diluted	39,181	38,702	39,012	38,930

*	Non-GAAP weighted average shares outstanding, basic and diluted, excludes shares issued due to the acquisition of InKine.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2005 (unaudited)	December 31, 2004
Assets
Cash, cash equivalents and investments	$68,182	$52,108
Accounts receivable, net	38,852	10,457
Inventory, net	23,164	24,575
Other assets	152,274	20,724

Total Assets	$282,472	$107,864

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$42,619	$21,177

Total liabilities	42,619	21,177
Common stock	46	37
Additional paid-in-capital	384,959	171,214
Other comprehensive loss	(679)	(676)
Deferred Compensation	—	—
Accumulated deficit	(144,473)	(83,888)

Total stockholders’ equity	239,853	86,687

Total Liabilities and Stockholders’ Equity	$282,472	$107,864